UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NAVISTAR INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3359573
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

2701 Navistar Drive Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 001-09618) on June 22, 2012 (the “Original Form 8-A”), by Navistar International Corporation, a Delaware corporation (the “Company”). The Original Form 8-A was previously amended by Amendment No. 1 filed by the Company on October 10, 2012 (“Amendment No. 1”). The Original Form 8-A, as amended by Amendment No. 1, is incorporated herein by reference.

On October 19, 2012, Navistar International Corporation (the “Company”) and Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agent”) under the Rights Agreement, dated as of June 19, 2012, as amended from time to time, between the Company and the Rights Agent (the “Rights Agreement”), entered into Amendment No. 3 to the Rights Agreement (“Amendment No. 3”). Amendment No. 3 amends the definition of “Acquiring Person” to clarify that an “Exempt Person” remains an “Exempt Person” so long as such person does not become the beneficial owner of a higher percentage of shares of common stock then outstanding (other than as result of a reduction of shares of common stock due to repurchase or certain other actions by the Company) as compared to the percentage of shares of common stock outstanding beneficially owned by such Exempt Person as of the initial time of adoption of the Rights Agreement.

The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by the complete text of Amendment No. 3, a copy of which is filed as Exhibit 4.4 and incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description

Exhibit 4.1	Rights Agreement by and between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the form of Summary of Rights as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on June 20, 2012, File No. 001-09618).

Exhibit 4.2	Amendment No. 1 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.3	Amendment No. 2 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.4	Amendment No. 3 to the Rights Agreement, dated as of October 19, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 22, 2012, File No. 001-9618).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Andrew J. Cederoth
Name:	Andrew J. Cederoth
Title:	Executive Vice President and Chief Financial Officer

Dated: October 22, 2012

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1	Rights Agreement by and between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the form of Summary of Rights as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on June 20, 2012, File No. 001-09618).

Exhibit 4.2	Amendment No. 1 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.3	Amendment No. 2 to the Rights Agreement, effective as of October 5, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.2 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 10, 2012, File No. 001-9618).

Exhibit 4.4	Amendment No. 3 to the Rights Agreement, dated as of October 19, 2012, between Navistar International Corporation and Computershare Shareowner Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Navistar International Corporation’s Current Report on Form 8-K filed with the SEC on October 22, 2012, File No. 001-9618).

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